Exhibit 99.1

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN REPORTS

FISCAL 2018 FIRST QUARTER RESULTS

THE WOODLANDS, TEXAS, June 8, 2017 – Layne Christensen Company (NASDAQ: LAYN) (“Layne” or the “Company”) today announced financial and operating results for the fiscal 2018 first quarter (Q1 FY 2018) ended April 30, 2017.

Q1 FY 2018 Financial Highlights

•

Financial performance in Q1 FY 2018 improved significantly compared to the prior year period as a result of continuing strong performance at Inliner, further SG&A cost reductions and a marked improvement in earnings at Mineral Services.

•	The Water Resources segment produced significant sequential improvement from the fiscal 2017 fourth quarter, generating higher revenues and positive Adjusted EBITDA.
•

On April 30, 2017, Layne sold its Heavy Civil business receiving cash consideration of $5.8 million, which included an estimate of the business’ working capital at closing.  Financial results for the first quarter reflect the Heavy Civil business as discontinued operations for both current and historical periods.

•

Reported net loss from continuing operations for Q1 FY 2018 was ($3.4) million, or ($0.17) per share, compared to ($8.0) million, or ($0.41) per share, for the fiscal 2017 first quarter (Q1 FY 2017).  The net loss from discontinued operations for Q1 FY 2018 was ($19.5) million, which included ($16.7) million related to the loss on the sale of the Heavy Civil business.

•	Total Adjusted EBITDA (a non-GAAP financial measure as defined below) increased to $9.6 million in Q1 FY 2018 compared to $4.3 million in Q1 FY 2017.
•	Unallocated corporate expenses reflected in Adjusted EBITDA continued to decline to $4.0 million in Q1 FY 2018 compared to $7.0 million in Q1 FY 2017.
•

As of April 30, 2017, cash and cash equivalents were $54.6 million, and total debt was $163.2 million.  Total liquidity, which includes availability under Layne’s credit facility and total cash and cash equivalents, was $121.5 million at April 30, 2017, compared to $141.3 million at January 31, 2017.

•	Total backlog was $172.2 million at April 30, 2017 compared to $166.6 million at January 31, 2017 and $213.5 million at April 30, 2016.
•

Layne announced its new energy infrastructure business and the construction of a new high-capacity water pipeline and infrastructure system in the Delaware Basin of West Texas which is expected to begin generating positive earnings and cash flow in the fiscal 2018 third quarter.

CEO Commentary

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “We are encouraged with the significant financial improvement we delivered in the first quarter that was led by continuing strength at Inliner, further reductions in SG&A costs, and significantly improved activity and profitability at Mineral Services.  Further, the improvements underway at Water Resources to stem project losses we incurred in the last half of fiscal year 2017 led to meaningful sequential improvement for the division.

“The completion of the sale of our Heavy Civil business will allow us to concentrate on growing our core water infrastructure businesses, while reducing our overall risk exposure to large construction projects.

“We are pleased and excited about our new energy infrastructure business and the construction of our new high-capacity water pipeline and infrastructure system in the Delaware Basin of West Texas.  This investment is part of our longer-term strategy to leverage our substantial know-how in providing water infrastructure solutions to our clients and is expected to build on our core water and energy expertise, and broaden our diverse water customer base.

“Our objectives for fiscal 2018 are to significantly improve profitability at Water Resources, leverage our strengths at Inliner to further grow the business, take advantage of the improved levels of activity in the Americas for Minerals Services, further reduce our cost base and significantly grow our energy infrastructure business. While clearly there is more work to be done, we expect our overall financial performance in fiscal 2018 to show material improvement over last fiscal year and are confident that our efforts will be successful.”

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months
	Ended April 30,
	(unaudited)
(in thousands, except per share data)	2017	2016
Revenues	$111,507	$120,646
Cost of revenues (exclusive of depreciation and amortization charges shown below)	(86,283)	(97,062)
Selling, general and administrative expenses (exclusive of depreciation and amortization charges shown below)	(17,640)	(21,559)
Depreciation and amortization	(6,484)	(5,958)
Gain on sale of fixed assets	612	135
Equity in earnings of affiliates	711	1,269
Restructuring costs	(428)	(64)
Interest expense	(4,200)	(4,246)
Other (expense) income, net	(163)	31
Loss from continuing operations before income taxes	(2,368)	(6,808)
Income tax expense	(1,050)	(1,213)
Net loss from continuing operations	(3,418)	(8,021)
Net loss from discontinued operations	(19,482)	(782)
Net loss	$(22,900)	$(8,803)
Loss per share information:
Loss per share from continuing operations - basic and diluted	$(0.17)	$(0.41)
Loss per share from discontinued operations - basic and diluted	(0.98)	(0.04)
Loss per share - basic and diluted	$(1.15)	$(0.45)
Weighted average shares outstanding - basic and dilutive	19,796	19,773

	As of
	April 30,	January 31,
(in thousands)	2017	2017
	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$54,598	$69,000
Working capital	85,777	105,545
Adjusted Working Capital (excluding cash and cash equivalents)	31,179	36,545
Total assets	392,715	436,151
Total debt	163,239	162,355
Total Layne Christensen Company equity	59,646	82,220
Common shares issued and outstanding	19,805	19,805

Summary of Operating Segment Data

The following table summarizes financial information for Layne's operating segments. A discussion of the results for Q1 FY 2018 for each segment compared to the prior year period follows the table.

	Three Months
	Ended April 30,
(in thousands)	2017	2016
Revenues
Water Resources	$42,143	$61,950
Inliner	47,408	47,534
Mineral Services	21,956	11,255
Intersegment eliminations	—	(93)
Total revenues	$111,507	$120,646
Adjusted EBITDA
Water Resources	$469	$4,097
Inliner	8,073	7,218
Mineral Services	5,026	51
Unallocated corporate expenses	(3,960)	(7,039)
Total Adjusted EBITDA	$9,608	$4,327

Water Resources

	Three Months
	Ended April 30,
(in thousands)	2017	2016
Revenues	$42,143	$61,950
Adjusted EBITDA	469	4,097
Adjusted EBITDA as a percentage of revenues	1.1%	6.6%

Revenues for Water Resources decreased during Q1 FY 2018 primarily due to reduced activity in agricultural drilling projects in the western U.S. stemming from increased precipitation in the region.

The decrease in Adjusted EBITDA for the Water Resources segment for Q1 FY 2018 was primarily due to reduced drilling activity in the western U.S.

Backlog was $62.3 million at April 30, 2017 compared to $49.2 million at January 31, 2017 and $91.7 million at April 30, 2016.  Backlog increased from Q4 FY 2017 to Q1 FY 2018 as a result of increased bookings in both water well drilling and repair and maintenance work.

Inliner

	Three Months
	Ended April 30,
(in thousands)	2017	2016
Revenues	$47,408	$47,534
Adjusted EBITDA	8,073	7,218
Adjusted EBITDA as a percentage of revenues	17.0%	15.2%

Revenues for Inliner during Q1 FY 2018 were relatively flat as compared to the prior year period.

The increase in Adjusted EBITDA for the Inliner segment as compared to the prior year period reflects improved results across most operating regions.  The increase in Adjusted EBITDA for the Inliner segment as a percentage of revenues was primarily attributable to a higher mix of self-performed work and increased crew efficiency in the current quarter compared to the prior year period.

Backlog was $109.9 million at April 30, 2017 compared to $117.4 million at January 31, 2017 and $121.8 million at April 30, 2016.

Mineral Services

	Three Months
	Ended April 30,
(in thousands)	2017	2016
Revenues	$21,956	$11,255
Adjusted EBITDA	5,026	51
Adjusted EBITDA as a percentage of revenues	22.9%	0.5%

Revenues for Mineral Services were almost double the prior year period due to increased activity in the western U.S., Mexico and Brazil.

The increase in Adjusted EBITDA for the Mineral Services segment for Q1 FY 2018 was primarily due to significantly increased activity and profitability in the western U.S. and Mexico, compared to the prior year period.

Unallocated Corporate Expenses

Unallocated corporate expenses reflected in Adjusted EBITDA were $4.0 million for the Q1 FY 2018, compared to $7.0 million for the same period last year. The improvement was primarily due to a reduction in legal and professional fees, consulting fees and compensation related expenses.

Use of Non-GAAP Financial Information

Layne defines Total Adjusted EBITDA, a non-GAAP financial measure, as the total of Adjusted EBITDA for all segments plus unallocated corporate expenses and other items/eliminations.  Layne’s management evaluates segment performance based primarily on the segment’s revenues and Adjusted EBITDA, among other factors.  Layne’s measure of segment Adjusted EBITDA, which may not be comparable to other companies’ measure of Adjusted EBITDA, represents the segment’s shares of income or loss from continuing operations before interest, taxes, depreciation and amortization, gain on sale of fixed assets, non-cash share-based compensation, equity in earnings or losses from affiliates, certain non-recurring items such as restructuring costs, and certain other gains or losses, plus dividends received from affiliates. Total Adjusted EBITDA is included as a complement to results provided in accordance with generally accepted accounting principles (GAAP) because management believes this non-GAAP financial measure helps us understand and evaluate our operating performance and trends and provides useful information to both management and investors.  In addition, we use Total Adjusted EBITDA as a factor in incentive compensation decisions and our credit facility agreement uses measures similar to Total Adjusted EBITDA to measure compliance with certain covenants.

The following table reconciles Total Adjusted EBITDA to income (loss) from continuing operations before income taxes, which Layne consider to be the most directly comparable GAAP financial measure to Total Adjusted EBITDA.

				Unallocated
Three Months Ended April 30, 2017	Water		Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Services	Expenses	Eliminations	Total
Revenues	$42,143	$47,408	$21,956	$—	$—	$111,507

(Loss) income from continuing operations before income taxes	$(2,411)	$6,462	$2,820	$(5,039)	$(4,200)	$(2,368)
Interest expense	—	—	—	—	4,200	4,200
Depreciation expense and amortization	3,057	1,517	1,686	224	—	6,484
Gain on sale of fixed assets	(374)	—	(238)	—	—	(612)
Non-cash equity-based compensation	85	56	60	818	—	1,019
Equity in earnings of affiliates	—	—	(711)	—	—	(711)
Restructuring costs	14	3	389	22	—	428
Other expense, net	98	35	15	15	—	163
Dividends received from affiliates	—	—	1,005	—	—	1,005
Adjusted EBITDA	$469	$8,073	$5,026	$(3,960)	$—	$9,608

				Unallocated
Three Months Ended April 30, 2016	Water		Mineral	Corporate	Other Items/
(in thousands)	Resources	Inliner	Services	Expenses	Eliminations	Total
Revenues	$61,950	$47,534	$11,255	$—	$(93)	$120,646

Income (loss) from continuing operations before income taxes	$300	$5,645	$(347)	$(8,160)	$(4,246)	$(6,808)
Interest expense	—	—	—	—	4,246	4,246
Depreciation expense and amortization	3,153	1,254	1,219	332	—	5,958
Loss (gain) on sale of fixed assets	359	7	(499)	(2)	—	(135)
Non-cash equity-based compensation	204	251	49	707	—	1,211
Equity in earnings of affiliates	—	—	(1,269)	—	—	(1,269)
Restructuring costs	—	—	64	—	—	64
Other expense (income), net	81	61	(257)	84	—	(31)
Dividends received from affiliates	—	—	1,091	—	—	1,091
Adjusted EBITDA	$4,097	$7,218	$51	$(7,039)	$—	$4,327

Conference Call

Layne Christensen will conduct a conference call at 9:00 AM ET / 8:00 AM CT Friday, June 9, 2017, to discuss these results and related matters. Interested parties may participate in the call by dialing 1-877-407-0672 (Domestic) or 1-412-902-0003 (International). The conference call will also be broadcast live via the Investor Relations section of Layne's website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days. A telephonic replay of the conference call will be available through June 16, 2017 and may be accessed by calling 1-877-660-6853 (Domestic) or 1-201-612-7415 (International) and using passcode 13662609#.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: estimates and assumptions regarding Layne's strategic direction and business strategy, the timely and effective execution of Layne's strategy for Water Resources, the extent and timing of a recovery in the mining industry, prevailing prices for various commodities, longer term weather patterns, unanticipated slowdowns in Layne's major markets, the availability of credit, the risks and uncertainties normally incident to Layne's industries of operation, the impact of competition, the effect of any deregulation or other initiatives by the Trump Administration, the effectiveness of operational changes expected to reduce operating expenses and increase efficiency, productivity and profitability, the satisfaction of all of the post-closing conditions for the sale of Layne's Heavy Civil business in a timely manner, the availability of equity or debt capital needed for the business, including the refinancing of Layne's existing indebtedness as it matures, worldwide economic and political conditions and foreign currency fluctuations that may affect Layne's results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and Layne assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global water management, infrastructure services and drilling company, providing responsible solutions to the world of essential natural resources—water, minerals and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com